UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2016

VIACOM INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)         On June 6, 2016, National Amusements, Inc. and NAI Entertainment Holdings LLC (together, “NAI”) delivered to Viacom Inc. (“Viacom” or the “Company”), two Actions by Written Consent (the “Actions by Written Consent”) that NAI claimed effected certain amendments to Viacom’s corporate bylaws (the “Purported Bylaw Amendments”). NAI owns approximately 79.8% of Viacom’s Class A (voting) common stock and approximately 10% of Viacom’s common equity, represented by its combined ownership of Viacom’s Class A (voting) and Class B (non-voting) common stock. The remaining 90% of Viacom’s common equity is owned by non-controlling public stockholders of Viacom. NAI asserted in the notice that the Purported Bylaw Amendments were effective immediately.

The Purported Bylaw Amendments primarily (i) require that any sale or financial transaction affecting all or a portion of Paramount Pictures Corporation (“Paramount”) and various other subsidiaries of the Company that are utilized in the conduct of business of Paramount must be unanimously approved by all of the members of the Viacom Board of Directors then in office (the “Viacom Board”); (ii) specify that the Viacom Board can amend the Company’s bylaws only by an affirmative vote of all of the members of the Viacom Board then in office; and (iii) modify, in certain respects, the Company’s existing bylaw provision requiring that the Delaware Chancery Court is the exclusive jurisdiction for certain types of corporate litigation. A copy of the Purported Bylaw Amendments is filed herewith as Exhibit 3.2 and is incorporated by reference herein in its entirety.

In a litigation captioned Philippe Dauman and George S. Abrams, Trustees v. Sumner M. Redstone et. al., filed in the trial court, Probate and Family Court, Norfolk County, Massachusetts on May 23, 2016, Philippe Dauman and George Abrams, two members of the Company’s Board of Directors, have challenged their removal as trustees from the Sumner M. Redstone National Amusements Trust on May 20, 2016 and as directors of NAI on the grounds that such removals were the result of Mr. Redstone’s incapacity and/or the product of undue influence exerted by Shari Redstone. In the event that the removals of Messrs. Dauman and Abrams as trustees and as directors of NAI are determined to be the product of Mr. Redstone’s incapacity and/or undue influence, then the Actions by Written Consent may be determined to be invalid and void as well.

As a precautionary matter, Viacom intends to file an Information Statement on Schedule 14C in a timely manner pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended, in order to provide stockholders with required information regarding the Purported Bylaw Amendments.

At the time it notified the Company of the Purported Bylaw Amendments, NAI stated that “While National Amusements is not opposed to a transaction that would unlock value at Paramount, it firmly believes that any proposed transaction should be thoroughly vetted and approved by Viacom’s full Board, and the rationale for such a transaction should be clearly articulated to Viacom’s stockholders in advance. National Amusements believes that any disposition of a key asset of Viacom must be part of a carefully constructed long-term strategy; it is not an end in and of itself.” However, other statements purportedly made by Sumner Redstone and his representatives have indicated that there is no interest in selling any interest in Paramount. Moreover, conduct in which Ms. Redstone has engaged as a Viacom director appears to confirm that lack of interest. Mr. Redstone and Ms. Redstone, together, control 100% of the outstanding NAI common stock. The Purported Bylaw Amendments, along with the statements and conduct referred to above, would therefore have an adverse effect on the ability of the Company to assess fully the extent to which potential investors would be interested in making a value-enhancing investment in Paramount and, by harming the process and providing each of Mr. Redstone and Ms. Redstone with a veto over any such transaction, would, in light of the foregoing and unless they change their positions, have the effect of preventing it entirely, even if such a transaction would otherwise create value for other stockholders of the Company. The constraint imposed by the Purported Bylaw Amendments could therefore have a significant adverse effect on the Company’s share price.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit

3.2	Purported Amendments to Amended and Restated Bylaws of Viacom Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: June 10, 2016

Exhibit Index

Exhibit No.	Description of Exhibit

3.2	Purported amendments to Amended and Restated Bylaws of Viacom Inc.